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                                                                    Exhibit 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Forms S-8 of Merrill Corporation (File No. 33-46275, File No. 33-52623 and File No. 333-06897) of our report dated March 25, 1997, except as to the second paragraph of Note 10, for which the date is April 16, 1997, on our audits of the consolidated financial statements of Merrill Corporation as of January 31, 1997 and 1996, and for each of the three years in the period ended January 31, 1997, which report is incorporated by reference in this Annual Report on Form 10-K, and our report dated March 25, 1997, on the related financial statement schedule included in this Annual Report on Form 10-K.

                                       COOPERS & LYBRAND L.L.P.




Minneapolis, Minnesota
April 29, 1997